Filed Pursuant to Rule 433 Registration Nos. 333-168518 and 333-168518-02

Free Writing Prospectus dated May 9, 2011

$1,000,000,000
Hyundai Auto Receivables Trust 2011-B
Issuing Entity

Hyundai ABS Funding Corporation	Hyundai Capital America
Depositor	Sponsor, Seller, Administrator and Servicer

The depositor has prepared a preliminary prospectus supplement dated May 9, 2011 and prospectus dated May 9, 2011 which describe the notes to be issued by the issuing entity.  You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s	S&P
Class A-1 notes	P-1 (sf)	A-1+ (sf)
Class A-2 notes	Aaa (sf)	AAA (sf)
Class A-3 notes	Aaa (sf)	AAA (sf)
Class A-4 notes	Aaa (sf)	AAA (sf)
Class B notes	Aa1 (sf)	AA (sf)
Class C notes	A1 (sf)	A (sf)
Class D notes	Baa2 (sf)	BBB (sf)

It is a condition to the issuance of the notes that each class of the Class A notes, the Class B notes, the Class C notes and the Class D notes receive the ratings listed above.

Joint Bookrunners of the Class A, B, C and D Notes
BofA Merrill Lynch	HSBC	SOCIETE GENERALE

Co-Managers of the Class A Notes
Citi	J.P. Morgan	Mizuho Securities USA Inc.
RBC Capital Markets

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-800-294-1322.